                                                                    Exhibit 12.1


                              Winston Hotels, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                       6 months
                                                      30-Jun-03      2002          2001         2000         1999         1998
                                                       -------      -------      -------      -------      -------      -------
Net income from continuing operations                    4,931        1,580        9,887       14,987       16,901       19,526

Income tax expense (benefit)                              (683)      (7,440)          --           --           --           --
Minority interest expense                                   94         (377)         226          620        1,026        1,349
Share of joint venture (income) loss                       (54)      (1,172)        (523)          31           --           --
Fixed charges                                            4,504       11,789       13,594       14,422       13,369       10,111
Distributions from joint ventures                          719        1,331        1,029           --           --           --
Capitalized interest                                        --           --           --          (26)        (163)      (1,513)
                                                       -------      -------      -------      -------      -------      -------

Earnings                                                 9,511        5,711       24,213       30,034       31,133       29,473

Interest expense                                         3,874       10,478       12,170       13,490       12,513        8,314
Share of joint venture interest expense                    279          637          680          140           --           --
Capitalized interest                                        --           --           --           26          163        1,513
Amortization of LOC fees, caps and swap agreements         351          674          744          766          693          284
                                                       -------      -------      -------      -------      -------      -------

Fixed charges                                            4,504       11,789       13,594       14,422       13,369       10,111

Earnings to fixed charges ratio                           2.11      N/A (1)         1.78         2.08         2.33         2.91

(1) The Company's 2002 coverage ratio was less than 1:1. The Company must generate additional earnings of $6,078 to achieve a coverage ratio of 1:1. The 2002 earnings include a charge of $17,668 related to acquisition of the leasehold interests for 47 of its hotels from CapStar Winston Company, LLC. Excluding this charge, the Company would have achieved a coverage ratio of 1.98:1.

                              Winston Hotels, Inc.
                      Computation of Ratio of Earnings to
                 Combined Fixed Charges and Preferred Dividends
                             (dollars in thousands)

                                                Six Months
                                                  Ended
                                                 June 30,
                                                   2003         2002           2001          2000          1999          1998
                                                 -------       -------       -------       -------       -------       -------
Net income from continuing operations              4,931         1,580         9,887        14,987        16,901        19,526

Income tax expense (benefit)                        (683)       (7,440)           --            --            --            --
Minority interest expense                             94          (377)          226           620         1,026         1,349
Share of joint venture (income) loss                 (54)       (1,172)         (523)           31            --            --
Combined fixed charges and preferred dividends     7,973        18,727        20,532        21,360        20,307        17,049
Distributions from joint ventures                    719         1,331         1,029            --            --            --
Capitalized interest                                  --            --            --           (26)         (163)       (1,513)
Preferred dividends                               (3,469)(1)    (6,938)(1)    (6,938)(1)    (6,938)(1)    (6,938)(1)    (6,938)(1)
                                                 -------       -------       -------       -------       -------       -------

Earnings                                           9,511         5,711        24,213        30,034        31,133        29,473

Interest expense                                   3,874        10,478        12,170        13,490        12,513         8,314
Share of joint venture interest expense              279           637           680           140            --            --
Capitalized interest                                  --            --            --            26           163         1,513
Amortization of LOC fees, caps and swap
  agreements                                         351           674           744           766           693           284
Preferred dividends                                3,469(1)      6,938(1)      6,938(1)      6,938(1)      6,938(1)      6,938(1)
                                                 -------       -------       -------       -------       -------       -------

Combined fixed charges and preferred dividends     7,973        18,727        20,532        21,360        20,307        17,049

Earnings to combined fixed charges and
  preferred dividends ratio                         1.19           N/A(2)       1.18          1.41          1.53          1.73

(1) Because the Company incurred no income tax expense for all years presented, the amount of pre-tax earnings needed to fund the preferred dividend is equal to the actual preferred dividend paid.

(2) The Company's 2002 coverage ratio was less than 1:1. The Company must generate additional earnings of $13,016 to achieve a coverage ratio of 1:1. The 2002 earnings include a charge of $17,668 related to acquisition of the leasehold interests for 47 of its hotels from CapStar Winston Company, LLC. Excluding this charge, the Company would have achieved a coverage ratio of 1.25:1.